Exhibit 10.1

Certain information (indicated by [***]) has been omitted from this exhibit because it is both (i) not material and (ii) is of the type that the registrant treats as private or confidential.

SECURITIES PURCHASE AGREEMENT

Dated as of September 1, 2022

by and among

BUSINESS FIRST BANCSHARES, INC.

and

THE PURCHASERS NAMED HEREIN

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE; CLOSING		1
1.1	Purchase.	1
1.2	Closing.	1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES		3
2.1	Disclosure.	3
2.2	Representations and Warranties of the Company.	4
2.3	Representations and Warranties of Each Purchaser.	9

ARTICLE 3 COVENANTS		13
3.1	Filings; Other Actions.	13
3.2	Access, Information and Confidentiality.	13
3.3	Conduct of the Business.	14

ARTICLE 4 ADDITIONAL AGREEMENTS		14
4.1	No Control.	14
4.2	Legend.	15
4.3	Information Available to Facilitate Resales.	15
4.4	Secondary Market Transactions	15
4.5	Transfer Taxes.	16
4.6	Tier 1 Capital.	16
4.7	CUSIP Number.	16
4.8	Use of Proceeds.	16
4.9	Redemption.	16

ARTICLE 5 TERMINATION		17
5.1	Termination.	17
5.2	Effects of Termination.	17

ARTICLE 6 MISCELLANEOUS		17
6.1	Survival.	17
6.2	Expenses.	18
6.3	Amendment; Waiver.	18
6.4	Successors and Assigns.	18
6.5	Counterparts and Facsimile.	18
6.6	Governing Law.	19
6.7	WAIVER OF JURY TRIAL.	19
6.8	Notices.	19
6.9	Entire Agreement.	20
6.10	Interpretation; Other Definitions.	20
6.11	Captions.	21
6.12	Severability.	21
6.13	No Third Party Beneficiaries.	21
6.14	Time of Essence.	21
6.15	Public Announcements.	21
6.16	Specific Performance.	22

- i -

Defined Terms	Section

Action	2.2(e)
Affiliate	6.10(a)
Agreement	Preamble
Bank	2.2(b)
Burdensome Condition	2.2(d)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company SEC Reports	2.2(g)
Company Subsidiary(ies)	2.2(b)
Company’s Knowledge	6.10(f)
Contemplated Transactions	2.2(c)(1)
Exchange Act	2.2(d)
FDIC	2.2(b)
Federal Reserve	2.2(d)
GAAP	2.1(a)
Governmental Entity	1.2(c)(1)
Holder	4.2(b)
Indebtedness	2.2(c)(3)
Index Rate	4.7
Information	3.2(b)
Investment Manager	2.3(h)
Knowledge of the Company	6.10(f)
Law	2.2(m)
Legend	4.2(a)
Liens	2.2(c)(2)
Material Adverse Effect	2.1(a)
Series A Preferred Stock(s)	Background
OFI	2.2(d)
Person	6.10(g)
Pre-Closing Period	3.3
Previously Disclosed	2.1(b)
Purchase Price	1.1
Purchaser(s)	Preamble
Regulatory Agreement	2.2(n)
Risk Factors	2.3(i)
Rule 144	4.2(b)
SEC	2.2(g)
Secondary Market Transaction	4.4
Securities Act	2.2(d)
Series A Preferred Stock	1.2(b)(1)
Series A Preferred Stock Certificate of Designation	1.2(c)(2)(iii)
Subsidiary	6.10(j)
Tier 1 Capital	6.10(k)
Transaction Documents	2.2(c)(1)

- ii -

LIST OF SCHEDULES AND EXHIBITS

Exhibit A	Form of Series A Preferred Stock
Exhibit B	Form of Legal Opinion
Exhibit C	Risk Factors

- iii -

This SECURITIES PURCHASE AGREEMENT, dated as of September 1, 2022 (this “Agreement”), is by and among Business First Bancshares, Inc., a Louisiana corporation (the “Company”), and the several purchasers of the Series A Preferred Stock (each a “Purchaser” and, collectively, the “Purchasers”).

BACKGROUND

The Company intends to sell to Purchasers, and Purchasers intend to purchase from the Company, a series of 72,010 shares of preferred stock, no par value, having a liquidation preference of $1,000.00 per share and designated as “7.50% Fixed-to-Floating Perpetual Non-Cumulative Preferred Stock, Series A” (“Series A Preferred Stock”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1
PURCHASE; CLOSING

1.1    Purchase.

On the terms and subject to the conditions set forth herein, and in consideration of each Purchaser’s payment of the amount set forth on such Purchaser’s signature page hereto, which shall equal the product of $1,000.00 multiplied by the number of shares of Series A Preferred Stock being purchased by such Purchaser as set forth on such Purchaser’s signature page hereto (the “Purchase Price”), Purchasers will purchase from the Company, and the Company will sell to Purchasers, the Series A Preferred Stock. Purchasers, severally and not jointly, each agree to purchase the Series A Preferred Stock from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Series A Preferred Stock.

1.2    Closing.

(a)    Subject to the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in this Agreement, the closing of the purchase of the Series A Preferred Stock by Purchasers pursuant hereto (the “Closing”) shall occur at 10:00 a.m., Central time, on the date hereof at the offices of Fenimore Kay Harrison LLP, located at 812 San Antonio Street, Austin, Texas 78701, or remotely via the electronic or other exchange of documents and signature pages, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”

(b)    Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing:

(1)    The Company will deliver to each Purchaser evidence of book entry issuance of the number of shares listed on each such Purchaser’s signature page hereto (or, if any Purchaser so elects, the Company will deliver one or more certificates representing the Series A Preferred Stock in certificated form), registered in the name of such Purchaser or its nominee; and

(2)    Each Purchaser will deliver the Purchase Price to the Company by wire transfer of immediately available funds to the account provided to Purchaser.

(c)    Closing Conditions.

(1)    The obligations of each Purchaser and the Company to effect the Closing are subject to the fulfillment or written waiver by Purchaser or the Company, as applicable, of the following condition: No provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchasers or their Affiliates from owning the Series A Preferred Stock in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking such prohibition or restriction;

(2)    The obligation of each Purchaser to consummate the purchase of the Series A Preferred Stock to be purchased by it at Closing is also subject to the fulfillment by the Company or written waiver by such Purchaser prior to the Closing of each of the following additional conditions:

(i)    the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that (A) representations and warranties made as of a specified date shall only be required to be true and correct as of such date, but subject to the same materiality qualification as provided above in this Section 1.2(c)(2)(i), and (B) the representations and warranties of the Company set forth in Section 2.2(b) (but only with respect to the last sentence thereof) and Section 2.2(c) shall be true and correct in all respects, subject to any materiality qualifications therein);

(ii)    the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(iii)    the Company shall have filed the certificate of designation relating to the Series A Preferred Stock with the Louisiana Secretary of State in the form attached hereto as Exhibit A (the “Series A Preferred Stock Certificate of Designation”);

(iv)    at the Closing, the Company shall deliver to Purchaser the opinion of legal counsel for the Company, dated as of the Closing Date, in the form attached hereto as Exhibit B;

(v)    at the Closing, the Company shall deliver to the Purchaser a certificate of the Secretary of the Company, dated as of the Closing Date, (A) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the Contemplated Transactions and the issuance of the Series A Preferred Stock under this Agreement, (B) certifying the current versions of the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company, and (C) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company.

(3)    The obligation of the Company to effect the Closing is subject to the fulfillment by Purchaser or written waiver by the Company prior to the Closing of each of the following additional conditions:

(i)    the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of Purchaser to perform its obligations hereunder; and

(ii)    Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1    Disclosure.

(a)    As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable Laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company or any Purchaser expressly required by the terms of this Agreement or the Series A Preferred Stock or taken with the prior written consent of the Company or Purchaser, as the case may be, (D) changes in or any developments or occurrences relating to or affecting domestic or foreign economic, monetary or financial conditions in general or the securities, commodities or financial markets in general, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, (E) changes in or any developments or occurrences relating to of affecting domestic or global or national political conditions, including the outbreak, continuation or escalation of war, hostilities or acts of terrorism (whether declared or undeclared), any national or international calamity, pandemic (including the ongoing coronavirus pandemic) or any natural disasters, (F) the failure of the Company to meet any internal projections, forecasts, estimates or guidance for any period ending after December 31, 2021 (but not excluding the underlying causes of such failure unless otherwise excluded hereunder), or (G) the public disclosure of this Agreement or the Contemplated Transactions (as defined herein); provided, further, however, that if any event described in clause (A), (B) or (D) of this Section 2.1(a) occurs and such event has a materially disproportionate effect on the Company relative to comparable banks, savings associations and their holding companies in the United States, then such event will be deemed to have had a Material Adverse Effect.

(b)    “Previously Disclosed” means the information set forth in (i) the Company SEC Reports or (ii) the investor presentation, in each case which have been made available by the Company to the Purchaser in connection with the offering of the Series A Preferred Stock.

2.2    Representations and Warranties of the Company.

Except as Previously Disclosed, the Company hereby represents and warrants to each Purchaser, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:

(a)    Organization and Authority. Each of the Company and the Company Subsidiaries is a corporation, bank or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under applicable state Laws.

(b)    Company Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens. The deposit accounts of b1BANK, Baton Rouge, Louisiana, the Company’s wholly-owned banking subsidiary (the “Bank”), are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities and has sole control of the Bank.

(c)    Authorization; No Conflicts; No Default.

(1)    The Company has the corporate power and authority to execute and deliver this Agreement, the Series A Preferred Stock Certificate of Designation, and any other document or agreements executed by the Company in connection with the Contemplated Transactions (as defined herein) (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby (the “Contemplated Transactions”) have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has duly approved the Transaction Documents and the Contemplated Transactions. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. The Transaction Documents have been, and when delivered at the Closing will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(2)    Neither the execution and delivery by the Company of the Transaction Documents nor the consummation of the Contemplated Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) of this paragraph for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)    None of the Company, the Bank or any other Subsidiary of the Company is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which the Company, Bank or any other Subsidiary of the Company is a party or by which the Company, the Bank or any other Subsidiary of the Company or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Indebtedness” shall mean and include: (A) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (B) all obligations secured by any lien in property owned by the Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, Federal Reserve Bank, secured deposits of municipalities and repurchase arrangements) and consistent with customary banking practices and applicable Laws and regulations.

(d)    Governmental and Other Consents. No governmental or other consents, approvals, authorizations, non-objections, applications, registrations and qualifications are required to be obtained in connection with or for the consummation of the issuance of the Series A Preferred Stock and the consummation of the other Contemplated Transactions and the performance of the Company’s obligations hereunder and thereunder. No registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities Laws or “blue sky” Laws of the various states and any applicable federal or state banking Laws and regulations. There shall not be any action taken, or any Law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchaser or the Contemplated Transactions, by the Board of Governors of the Federal Reserve System (“Federal Reserve”), the FDIC, the Office of Financial Institutions of the State of Louisiana (the “OFI”) or any other Governmental Entity, which imposes any restriction or condition which Company or any Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s or Purchaser’s business or would materially reduce the economic benefits of the Contemplated Transactions to the Company or such Purchaser to such a degree that Company or such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a (“Burdensome Condition”).

(e)    Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality. The Company is in material compliance with all existing decisions, orders, and agreements of or with Governmental Entities to which it is subject or bound.

(f)    Financial Statements. The financial statements of the Company included in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and Regulation S-X promulgated under the Securities Act. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company SEC Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice, in connection with this Agreement and the Contemplated Transactions. The Bank’s allowance for loan losses is in compliance in all material respects with (A) the Bank’s methodology for determining the adequacy of its allowance for loan losses and (B) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(g)    Reports. The Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act, and the rules and the regulations of the Securities Exchange Commission (the “SEC”) thereunder. Since December 31, 2021, the Company has filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with the SEC (the foregoing, collectively, the “Company SEC Reports”). The Company SEC Reports at the time they were or hereafter are filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)    Internal Accounting and Disclosure Controls.

(1)    The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, (y) the Company has no knowledge of (i) any material weakness in Company’s internal control over financial reporting (whether or not remediated) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and (z) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(2)    The Company and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act), that (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company and its Subsidiaries to allow timely decisions regarding disclosure, and (ii) are effective in all material respects to perform the functions for which they were established. As of the date hereof, the Company has no knowledge that would reasonably cause it to believe that the evaluation to be conducted of the effectiveness of the Company’s disclosure controls and procedures for the most recently ended fiscal quarter period will result in a finding that such disclosure controls and procedures are ineffective for such quarter ended.

(i)    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other affiliated entity that is not reflected on the Company SEC Reports.

(j)    Risk Management Instruments. All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable Laws and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other parties thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k)    No Undisclosed Liabilities. Except as Previously Disclosed, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (1) liabilities adequately reflected or reserved against in accordance with GAAP in the Company SEC Reports and (2) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2021, and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    Absence of Certain Changes. Since December 31, 2021, except as Previously Disclosed, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (2) none of the Company or any Company Subsidiary has incurred any material liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock except for quarterly dividends to holders of Company common stock, (4) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)    Compliance with Laws. The Company and each Company Subsidiary have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary, except where the failure to have such permits, licenses, franchises, authorizations, orders and approvals, or to have made such filings, applications and registrations, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary have complied in all material respects and (1) are not in default or violation in any respect of, (2) to the Company’s Knowledge, are not under investigation with respect to, and (3) to the Company’s Knowledge, have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries. As of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(n)    Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary (1) is subject to any cease-and-desist or other similar order or enforcement action issued by, (2) is a party to any written agreement, consent agreement or memorandum of understanding with, (3) is a party to any commitment letter or similar undertaking to, or (4) is subject to any capital directive by, and since December 31, 2021, neither of the Company nor any Company Subsidiary has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, or its management (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2021, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(o)    Brokers and Finders. Neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the Contemplated Transactions.

(p)    Tax Matters. The Company and each of the Company Subsidiaries has (1) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (2) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (A) currently payable without penalty or interest, or (B) being contested in good faith by appropriate proceedings.

(q)    Offering of Securities. Neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has taken any action which would subject the offering, issuance or sale of the Series A Preferred Stock to the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Series A Preferred Stock pursuant to the Contemplated Transactions. Assuming the accuracy of each Purchaser’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Series A Preferred Stock by the Company to Purchasers.

(r)    Investment Company Status. The Company is not, and upon consummation of the Contemplated Transactions will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(s)    Accuracy of Representations. The Company understands that the Purchasers will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the Contemplated Transactions, and the Company agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Purchasers. No representation or warranty by the Company in this Agreement and no statement included in any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading.

2.3    Representations and Warranties of Each Purchaser.

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a)    Organization and Authority. If Purchaser is an entity, the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where any failure to be so qualified would reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the Contemplated Transactions on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)    Authorization.

(1)    Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by Purchaser or any of its partners or other equity owners, as the case may be, is required. No other corporate proceedings are necessary for the execution and delivery by the Purchaser of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)    Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership, articles of incorporation, certificate of formation, operating agreement or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the Contemplated Transactions on a timely basis.

(3)    No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the Contemplated Transactions.

(c)    Purchase for Investment. Purchaser acknowledges that the offer and sale of the Series A Preferred Stock has not been registered under the Securities Act or under any state securities Laws. Purchaser (1) is acquiring the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Series A Preferred Stock to any Person, (2) will not sell or otherwise dispose of the Series A Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, and (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and of making an informed investment decision, and has so evaluated the merits and risks of such investment.

(d)    Accredited Investor. Purchaser is and will be on the Closing Date, (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

(e)    Financial Capability. At the Closing, Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by the Transaction Documents.

(f)    Knowledge as to Conditions. Purchaser does not know of any approval, authorization, filing, registration, or notice that is required or otherwise is a condition to the consummation by it of the Contemplated Transactions that has not been obtained by or provided to it.

(g)    Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the Contemplated Transactions, in each case, whose fees the Company would be required to pay.

(h)    Investment Decision. Purchaser, or the duly appointed investment manager of Purchaser (the “Investment Manager”), if applicable, (1) has reached its decision to invest in the Company independently from any other Person, (2) has not entered into any agreement or understanding with any other Person to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiary, including any agreements or understandings regarding the voting or transfer of shares of the Company, (3) has not shared with any other Person proprietary due diligence materials prepared by Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary, (4) has not been induced by any other Person to enter into the Contemplated Transactions, and (5) has not entered into any agreement with any other Person with respect to the Contemplated Transactions. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Series A Preferred Stock constitutes legal, tax or investment advice. Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Series A Preferred Stock.

(i)    Risk Factors. Attached as Exhibit C to this Agreement are descriptions of some material risk factors related to an investment in the Series A Preferred Stock (including certain risk factors related to the Company and the Bank contained in Item 1A. of the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2022, incorporated by reference into Exhibit C, the “Risk Factors”). Purchaser acknowledges having reviewed the Risk Factors and Purchaser has been offered the opportunity to ask such questions as the Purchaser and/or its advisor may have regarding the Risk Factors. The Purchaser understands and agrees that the Risk Factors are not an exclusive and all-encompassing description of all of the risks that Purchaser might assume in purchasing the Series A Preferred Stock.

(j)    No Market for Series A Preferred Stock; Ability to Bear Economic Risk of Investment. The Purchaser acknowledges that no market for the Series A Preferred Stock exists at this time and it is anticipated that no market will develop for the Series A Preferred Stock. Purchaser recognizes that an investment in the Series A Preferred Stock involves substantial risk and Purchaser has the ability to bear the economic risk of the prospective investment in the Series A Preferred Stock, including the ability to hold the Series A Preferred Stock indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

(k)    Information; General Solicitation. Purchaser acknowledges that Purchaser is not being provided with the disclosures that would be required if the offer and sale of the Series A Preferred Stock were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Series A Preferred Stock. Purchaser represents and warrants that it (1) has conducted to its satisfaction its own examination of the Company and its business (including the Company Subsidiaries and their businesses) and the terms and conditions of the Series A Preferred Stock to the extent Purchaser deems necessary to make an informed decision to invest in the Series A Preferred Stock, (2) has availed itself of public access to financial and other information concerning the Company and the Company Subsidiaries to the extent it deems necessary to make an informed decision to purchase the Series A Preferred Stock, and (3) has read and reviewed the information set forth in the exhibits hereto. Purchaser acknowledges that it and its advisors have been furnished with, to Purchaser’s satisfaction, all materials relating to the business, finances and operations of the Company and the Company Subsidiaries that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning terms and conditions of the Contemplated Transactions, to Purchaser’s satisfaction, in order to make an informed and voluntary decision to enter into this Agreement and to invest in the Series A Preferred Stock. Purchaser is not purchasing the Series A Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Series A Preferred Stock published in any newspaper, magazine or similar media; broadcast over television or radio; contained on any unrestricted website; or presented at any seminar or any other general advertisement.

(l)    Private Offering by Issuer. Purchaser will purchase the Series A Preferred Stock directly from the Company and not from the broker or dealer, and no broker or dealer is a participant in the offer and sale of the Series A Preferred Stock. Purchaser understands that no broker, dealer or any other entity has any obligation to make a market in the Series A Preferred Stock.

(m)    Restricted Securities. Purchaser understands that the Series A Preferred Stock is characterized as a “restricted security” under the Securities Act inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that, under the Securities Act and the rules and regulations thereunder, such security may be resold without registration under the Securities Act only in limited circumstances. Purchaser represents that it understands the resale limitations imposed by the Securities Act and by Rule 144 promulgated under the Securities Act on the Series A Preferred Stock.

(n)    Conduct of Subsequent Transfers. Purchaser acknowledges that the Company is not conducting any offering other than the sale of the Series A Preferred Stock to the Purchasers set forth in this Agreement, and Purchaser agrees that any subsequent re-sale of the Series A Preferred Stock, including into a securitization, shall be done in a manner that does not create any obligation or liability for the Company.

(o)    Accuracy of Representations. Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgements and agreements in connection with the Contemplated Transactions, and Purchaser agrees that if any of the representations, warranties, acknowledgements or agreements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Company.

ARTICLE 3
COVENANTS

3.1    Filings; Other Actions.

(a)    Purchaser and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the Contemplated Transactions, to perform the covenants contemplated by the Transaction Documents, to satisfy all of the conditions precedent to the obligations of such party thereto and defend any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder. All parties shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by the Transaction Documents. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. All parties hereto agree to keep the other parties apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Contemplated Transactions. Notwithstanding the foregoing, in no event shall Purchaser or any of its Affiliates be required to become a bank holding company, accept any Burdensome Condition in connection with the Contemplated Transactions, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the shares of Series A Preferred Stock to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement.

(b)    Purchaser agrees to furnish the Company, and the Company agrees, upon request, to furnish to Purchaser, in each case to the extent legally permissible, not in contravention of any contractual obligation, and subject to such confidentiality requests as the furnishing party may reasonably seek, all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other Contemplated Transactions; provided, that Purchaser shall be required to provide information only to the extent typically provided by Purchaser to such Governmental Entities under Purchaser’s policies consistently applied and subject to such confidentiality requests as Purchaser shall reasonably seek.

3.2    Access, Information and Confidentiality.

(a)    From the date hereof until the Closing Date, the Company will furnish to Purchaser and its Affiliates (and their financial and professional advisors and representatives), and permit Purchaser, its Affiliates and their representatives access during the Company’s normal business hours, to such information and materials relating to the financial, business and legal condition of the Company as may be reasonably necessary or advisable to allow Purchaser to become and remain familiar with the Company and to confirm the accuracy of the representations and warranties of the Company in this Agreement and the compliance with the covenants and agreements by the Company in this Agreement.

(b)    All parties hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, the party disclosing such information shall provide the other parties with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information, including any information regarding a registration of securities of the Company prior to public disclosure of such registration (collectively, “Information”) concerning the other parties hereto furnished to it by or on behalf of such other parties or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) publicly available through no fault of such party or (3) later lawfully acquired by such party from other sources not known by such party to be subject to confidentiality obligations with respect to such information), and no party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors, provided, that Purchaser shall be permitted to disclose Information to any of its limited partners who are subject to obligations to keep such Information confidential in accordance with this Section 3.2. For the avoidance of doubt, (x) basic information regarding the terms of the Series A Preferred Stock, including the identity of the Company, the principal amount, interest rate and duration of the Series A Preferred Stock, does not constitute Information for purposes of this Agreement, and (y) without the further consent of the Company, the Purchaser may furnish Information regarding the Company to Persons who are subject to obligations to keep such Information confidential in accordance with this Section 3.2 in connection with a Secondary Market Transaction pursuant to Section 4.4.

3.3    Conduct of the Business.

Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, however, that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s or the Company’s Subsidiary’s, as the case may be, obligations under applicable Law.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1    No Control.

Each Purchaser agrees that it shall not, without the prior written consent of the Company, contribute capital to the Company or acquire an amount of voting securities of the Company that in either case would cause or be reasonably likely to cause such Purchaser, to be deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or applicable state Law.

4.2    Legend.

(a)    Purchasers agree that all certificates or other instruments, if any, representing the Series A Preferred Stock subject to this Agreement will bear a legend substantially to the effect of the following (the “Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, TRANSFERRED, PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.”

(b)    Subject to this Section 4.2(b), the Legend shall be removed from any certificate or instrument representing the Series A Preferred Stock, and the Company shall issue a certificate without such restrictive legend to the holder of the Series A Preferred Stock (the “Holder”) or provide to such Holder evidence of book entry issuance without such Legend if (1) such Series A Preferred Stock is registered for resale under the Securities Act, (2) such Series A Preferred Stock is sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (if the transferor is not an Affiliate of the Company), or (3) such Series A Preferred Stock is eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner of sale restrictions. Any fees associated with the removal of such Legend (other than with respect to a Purchaser’s or Holder’s counsel) shall be borne by the Company. If the Legend is no longer required pursuant to the foregoing, the Company will, no later than three (3) business days following the delivery by Purchaser or Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Series A Preferred Stock (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer, an opinion of counsel to Purchaser or Holder) and a representation letter to the extent required, deliver or cause to be delivered to Purchaser or Holder a certificate or instrument (as the case may be) representing such Series A Preferred Stock that is free from the Legend. Purchaser acknowledges that the Series A Preferred Stock has not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of the Series A Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws and this Agreement.

4.3    Information Available to Facilitate Resales.

(a)    With a view to making available to Purchaser or Holder the benefits of certain SEC rules and regulations permitting the sale of the Series A Preferred Stock without registration as soon as allowed, the Company shall, at all times from the date of this Agreement through the date that the Legend is eligible for removal from all Series A Preferred Stock pursuant to Section 4.2(b), make and keep available adequate current public information with respect to the Company, as those terms are understood and defined in Rule 144(c) or any similar or analogous rules promulgated under the Securities Act, and, upon written request by Purchaser or Holder, Company shall provide a written statement that Company has complied with such requirements.

(b)    While any Series A Preferred Stock meets the definition of “restricted securities” under the Securities Act, the Company will make available, upon request by Purchaser or Holder, to any seller of such Series A Preferred Stock the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

4.4    Secondary Market Transactions

Each Purchaser shall have the right at any time and from time to time to securitize the Series A Preferred Stock or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Series A Preferred Stock (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, use all reasonable efforts and cooperate fully and in good faith with such Purchaser and otherwise assist Purchaser in satisfying the market standards to which Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transactions, but in no event shall the Company be required to incur (without reimbursement) more than an aggregate of $5,000 in costs or expenses in connection with any and all Secondary Market Transactions. Information may be furnished to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with such Secondary Market Transaction so long as such Persons are subject to obligations to keep such Information confidential in accordance with Section 3.2. All documents, financial statements, appraisals and other data relevant to the Company or the Series A Preferred Stock may be exhibited to and retained by any such Person so long as such Person is subject to obligations to keep such Information confidential in accordance with Section 3.2(b).

4.5    Transfer Taxes.

On the Closing Date, all transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Series A Preferred Stock to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with in all material respects.

4.6    Tier 1 Capital.

If all or any portion of the Series A Preferred Stock ceases to meet the regulatory requirements to be deemed to be Tier 1 Capital, regardless of the Company’s election to utilize the Community Bank Leverage Ratio, the Company will promptly notify the Purchasers, and thereafter, subject to the Company’s right to redeem the Series A Preferred Stock under such circumstances pursuant to the terms of the Series A Preferred Stock, if requested by the Company, the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Series A Preferred Stock to qualify as Tier 1 Capital.

4.7    CUSIP Number.

Prior to the Closing Date, the Company shall cause a CUSIP number to be obtained for the Series A Preferred Stock and printed on the Series A Preferred Stock pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures.

4.8    Use of Proceeds.

The Company intends to use the net proceeds from the issuance of the Series A Preferred Stock to provide additional capital support to the Bank, to support growth, to better position the Company to take advantage of strategic opportunities that may arise from time to time, repayment of existing Company borrowings, and for other general corporate purposes.

4.9    Redemption.

Any redemption made pursuant to the terms of the Series A Preferred Stock shall be made on a pro rata basis.

ARTICLE 5
TERMINATION

5.1    Termination.

This Agreement may be terminated, with respect to the Company or any Purchaser, prior to the Closing:

(a)    by mutual written agreement of the Company and Purchaser;

(b)    by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur within five (5) business days of the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by the Company or Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the Contemplated Transactions, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)    by Purchaser, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(2)(i) or Section 1.2(c)(2)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b);

(e)    by the Company, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(3)(i) or Section 1.2(c)(3)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b).

5.2    Effects of Termination.

In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), this Article 5 and Article 6, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.

ARTICLE 6
MISCELLANEOUS

6.1    Survival.

Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement for a period of one year. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

6.2    Expenses.

Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions.

6.3    Amendment; Waiver.

No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.4    Successors and Assigns.

(a)    At or prior to the Closing, this Agreement will not be assignable by operation of Law or otherwise (any attempted assignment in contravention hereof being null and void); provided that each Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if:

(1)    the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); and

(2)    all of Purchaser’s representations and warranties set forth in Section 2.3 are and remain through Closing true and correct in all respects, as applied to the transferee; and

provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.

(b)    Following Closing, in the event that either party (or successor to such party) assigns such party’s right and obligations (if any) under a Series A Preferred Stock to a permitted assign in accordance with the terms of such Series A Preferred Stock, this Agreement and such party’s rights and obligations hereunder shall be automatically assigned to and assumed by such permitted assign, without any further action of the parties hereto.

6.5    Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

6.6    Governing Law.

This Agreement will be governed by and construed in accordance with the Laws of the state in which the Company is incorporated or organized. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in such state for any actions, suits or proceedings arising out of or relating to this Agreement and the Contemplated Transactions. Venue for any action, suit or proceeding shall be in the courts of the capital of such state. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.8 shall be deemed effective service of process on such party.

6.7      WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT ALLOWABLE UNDER RELEVANT LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6.8    Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)    If to Purchaser, as indicated on Purchaser’s signature page hereto;

(b)    If to the Company:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:    David R. Melville, III, President and CEO

Telephone:  225-248-7648

Email:         jude.melville@b1bank.com

with a copy to (which copy alone shall not constitute notice):

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention:    Lowell W. Harrison

Telephone:  512-583-5905

Email:         lharrison@fkhpartners.com

6.9    Entire Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.10    Interpretation; Other Definitions.

Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the term “Affiliate” means, with respect to any Person, any Subsidiary with respect to such Person or any other Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b)    “business day” means any day that is not Saturday or Sunday and that, in Louisiana, is not a day on which banking institutions generally are authorized or obligated by Law or executive order to be closed;

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e)    to the “Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after commercially reasonable inquiry, of any executive officer of the Company;

(f)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(g)    the term “Subsidiary” means, with respect to any Person, any entity in which such Person, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Person in the financial statements of the Person; and

(h)    the term “Tier 1 Capital” has the meaning given to the term “Tier 1 capital” in 12 C.F.R. Parts 217 and 225, each as amended, modified and supplemented and in effect from time to time or any replacement thereof.

6.11    Captions.

The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12    Severability.

If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13    No Third Party Beneficiaries.

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto, any benefit right or remedies except that the provisions of Section 4.3 shall inure to the benefit of the Persons referred to in that Section.

6.14    Time of Essence.

Time is of the essence in the performance of each and every term of this Agreement.

6.15    Public Announcements.

Subject to each party’s disclosure obligations imposed by Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Contemplated Transactions, and except as otherwise permitted in the next sentence, neither the Company nor any Purchaser will make any such news release or public disclosure that identifies the other party without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and all parties shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. In the event a party hereto is advised by its outside legal counsel that a particular disclosure that identifies the other party is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use commercially reasonable efforts to consult with the other party hereto and take its comments into account with respect to the content of such disclosure before issuing such disclosure.

6.16    Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.

COMPANY: BUSINESS FIRST BANCSHARES, INC.

By:
Gregory Robertson Executive Vice President and Chief Financial Officer

[Signatures Continued on Following Page]

[Company Signature Page to Series A Preferred Stock Purchase Agreement]

PURCHASER: [***]

By:
[***] [***]

Purchase Price: $[***] Shares of Series A Preferred Stock: [***] Address for notices: [***]
Attention:	[***]
Telephone:	[***]
Fax:	[***]
Email:	[***]

with a copy to (which copy alone shall not constitute notice):

[***]
Attention:	[***]
Telephone:	[***]
Fax:	[***]
Email:	[***]

[Purchaser Signature Page to Series A Preferred Stock Purchase Agreement]

Exhibit A

Form of Series A Preferred Stock

Designation of the 7.50% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A.

There shall be a series of the Preferred Stock (as defined herein) with the following terms, preferences, limitations, and relative rights, in addition to those otherwise expressed in these Articles of Incorporation or any amendment thereto:

1.    Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.50% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”); the authorized number of shares that shall constitute such series shall be 72,010 shares, no par value per share; and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect) less all shares at the time authorized of any other series of preferred stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

2.    Definitions. As used herein with respect to the Series A Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as amended, and as it may be amended or restated from time to time.

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Company or its designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Company or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(i)    Compounded SOFR;

(ii)    the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(iii)    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(iv)    the sum of: (a) the alternate rate that has been selected by the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then- current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(c)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry- accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement any technical, administrative or operational changes (including changes to the definition of “Dividend Period”, timing and frequency of determining rates with respect to each Dividend Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause 1 of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(b)    in the case of clause 2 or 3 of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(c)    in the case of clause 4 of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(b)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(d)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Amended and Restated Bylaws of the Company, as they may be amended or restated from time to time.

“Common Stock” means any and all shares of common stock of the Company, par value $1.00 per share.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company or its designee in accordance with:

(a)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(b)    if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 470.0 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Company or its designee after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company or its designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any dividend period, as determined by the Company or its designee after giving effect to the Three- Month Term SOFR Conventions.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “dividend period,” timing and frequency of determining Three-Month Term SOFR with respect to each dividend period and making dividend payments, rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

3.    Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Company, to the Common Stock and to any other class or series of capital stock of the Company now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Company, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Company, with any class or series of capital stock of the Company now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Company, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Company, to any other class or series of capital stock of the Company now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Company, as the case may be.

The Company may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

4.    Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $1,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 7.50% per annum on the liquidation preference of $1,000 per share for each Dividend Period (as defined below) from the original issue date of the Series A Preferred Stock to, but excluding, August 31, 2027 or the date of earlier redemption (the “Fixed Rate Period”) and (ii) the Benchmark plus a spread of 470.0 basis points per annum on the liquidation preference of $1,000 per share for each Dividend Period from and including August 31, 2027 to, but excluding, the date of earlier redemption (the “Floating Rate Period”); provided, however, that if the Benchmark is less than zero, the Benchmark shall be deemed to be zero, in each case, only when, as and if declared. In the event the Company issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on February 28, May 31, August 31, and November 30 of each year, beginning on November 30, 2022 (each such day a “Dividend Payment Date”) based on a liquidation preference of $1,000 per share. In the event that any Dividend Payment Date during the Fixed Rate Period falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day, and no additional dividends shall accrue as a result of that postponement. In the event that any Dividend Payment Date during the Floating Rate Period falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and dividends shall accrue to, but excluding, the date dividends are paid. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the Dividend Payment Date shall instead be brought forward to the immediately preceding Business Day.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Company’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d) A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include the original issue date of Series A Preferred Stock and continue to, but excluding, the next Dividend Payment Date. Dividends payable on Series A Preferred Stock during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series A Preferred Stock during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days elapsed during the Floating Rate Period. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Company defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

Notwithstanding the foregoing paragraph, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then the provisions set forth in Section 8 will thereafter apply to all determinations of the dividend rate on the Series A Preferred Stock for each Dividend Period during the Floating Rate Period.

Absent manifest error, the Company’s (or its designee’s) determination of the dividend rate for each Dividend Period during the Floating Rate Period for the Series A Preferred Stock will be binding and conclusive. The Company’s (or its designee’s) determination of any dividend rate, and its calculation of the amount of dividends for each Dividend Period during the Floating Rate Period, will be maintained on file at the Company’s principal offices, will be made available to any holder of the Series A Preferred Stock upon request and will be provided to the transfer agent.

If the then-current Benchmark is Three-Month Term SOFR, the Company or its designee will have the right to establish the Three-Month Term SOFR Conventions, and any of the foregoing provisions concerning the calculation of the dividend rate and the payment of dividends during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Company or its designee, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark at any time when the Series A Preferred Stock is outstanding, then the foregoing provisions concerning the calculation of the dividend rate and the payment of dividends during the Floating Rate Period will be modified in accordance with Section 8.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Company will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Company’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f) Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Company to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g) So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i)    No dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(ii)    No shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly, other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company; and

(iii)    No shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of one share of Series A Parity Securities for or into another share of Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v)purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company.

(h) Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any Dividend Payment Date, upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities for such Dividend Payment Date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series A Preferred Stock and all Series A Parity Securities on such Dividend Payment Date. To the extent a dividend period with respect to any Series A Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Series A Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series A Parity Securities and the Series A Preferred Stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Series A Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Series A Parity Securities, or shall treat such Dividend Period(s) and dividend period(s) with respect to any Series A Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Series A Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series A Parity Securities means such dividend periods as are provided for in the terms of such Series A Parity Securities.

(i) Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5.    Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, holders of Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Company is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

(b) In any such liquidating distribution, if the assets of the Company are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Company’s Series A Junior Securities shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(c) For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Company for cash, securities, or other property, nor the merger or consolidation of the Company with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding- up of the Company.

6.    Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series A Preferred Stock is not redeemable prior to the fifth anniversary of the original issue date. Shares of Series A Preferred Stock then outstanding will be redeemable at the option of the Company, in whole or in part, from time to time, on any Dividend Payment Date on or after the fifth anniversary of the original issue date at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Company, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4(c) above. In all cases, the Company may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Company.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of $1,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Company’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot, or (3) in such other manner as the Company may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

7.    Voting Rights.

(a) Except as provided below and as determined by the Board or a duly authorized committee of the Board or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(i)    authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Company, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Company’s capital stock;

(ii)    amend, alter, or repeal the provisions of the Articles of Incorporation (including this Articles of Amendment), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or

(iii)     complete a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Company or consolidate with or merge into any other corporation, unless, in any case, the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series A Preferred Stock is listed or traded at the time.

8.    Effect of Benchmark Transition Event. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Series A Preferred Stock during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates, and the dividend rate on the Series A Preferred Stock for each Dividend Period during the Floating Rate Period will thereafter be an annual rate equal to the sum of the Benchmark Replacement and the spread of 470.0 per annum. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

9.    Determinations and Decisions. The Company or its designee is expressly authorized to make certain determinations, decisions and elections hereunder, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under Section 8. Any determination, decision or election that may be made by the Company or its designee hereunder, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection: (x) will be conclusive and binding on the holders of the Series A Preferred stock and the transfer agent for the Series A Preferred Stock absent manifest error; (y) will be made in its sole discretion of the Company or its designee; and (z) notwithstanding anything to the contrary herein, shall become effective without consent from the holders of the Series A Preferred Stock, the transfer agent or any other party. If the Company or its designee fails to make any determination, decision or election that it is required to make hereunder, then the Company will make that determination, decision or election on the same basis as described above.

10.    Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.

11.    Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

12.    Certificates. The Company may at its option issue shares of Series A Preferred Stock with or without certificates.

13.    Transfer Agent. The Company shall appoint a transfer agent for the Series A Preferred Stock. The Company may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Company and the transfer agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

14.    Registrar. The Company shall appoint a registrar for the Series A Preferred Stock. The Company may, in its sole discretion, remove the registrar in accordance with the agreement between the Company and the registrar; provided that the Company shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

15.    Transfer; Restricted Legend. The shares of Series A Preferred Stock are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) and accordingly, may be resold, pledged or otherwise transferred only in compliance with the registration requirements of federal and state securities laws or if exemptions from the Securities Act and applicable state securities laws are available to it. The certificates or other instruments representing the shares of Series A Preferred Stock will bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, TRANSFERRED, PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

16.    No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation, or as provided by applicable law.

EXHIBIT B

FORM OF LEGAL OPINION

1.         Each of the Company and the Bank (a) has been organized, chartered or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, and (b) has all requisite power and authority to carry on its business and to own, lease and operate its respective properties and assets as such business is currently conducted.

2.         The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

3.         The Bank is an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended.

4.         The Company has all necessary corporate power and corporate authority to execute, deliver and perform its obligations under the Transaction Documents.

5.         The execution and delivery by the Company of the Transaction Documents, and the consummation or performance by the Company of the obligations thereunder, do not and will not violate any court order, judgment or decree applicable to the Company and known to us or result in any violation of the Articles of Incorporation or Bylaws of the Company.

6.         The Agreement has been duly and validly authorized, executed and delivered by the Company. The Agreement constitutes a legal valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

7.         The Preferred Shares have been duly and validly authorized by the Company, and, when issued and delivered pursuant to the [Purchase] Agreement, the Preferred Shares will be duly and validly issued and fully paid and non-assessable, will not be issued in violation of any preemptive rights, and will rank pari passu with or senior to all other series or classes of designated preferred stock authorized on the [date of the opinion] with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.

8.         Based upon and assuming the accuracy of the representations and warranties of the Company and the Purchasers contained in the [Purchase] Agreement, and assuming compliance with the covenants and agreements of the Company and the Purchasers contained in the [Purchase] Agreement, the offer, sale, and delivery of the Preferred Shares by the Company to the Purchasers as contemplated by the [Purchase] Agreement are not required to be registered under the Securities Act of 1933; it being understood that no opinion is expressed herein as to any reoffer or resale of the Preferred Shares by the Purchasers.

*         The opinion will be subject to customary limitations and carveouts.

B-1

EXHIBIT C

RISK FACTORS

Investing in our Series A Preferred Stock involves a high degree of risk. Before you decide to invest in our Series A Preferred Stock, you should carefully consider the risks described below. We believe the risks described below are the risks that are material to us as of the date hereof. If any of the following risks actually occur, our business, financial condition, results of operations and growth prospects could be materially and adversely affected. In that case, you could experience a partial or complete loss of your investment. Capitalized terms used by not defined herein have the meanings given to them in the Agreement and the Series A Preferred Stock Certificate of Designation.

For a list of risk factors relating to the Company’s business, please see Item 1A. of the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2022, which Item 1A. is incorporated by reference herein. The below risk factors relate solely to your investment in the Series A Preferred Stock, and should be read together with the risk factors from our Form 10-K, which includes general risks about our Company, the Bank and our business.

Risks Related to an Investment in Our Series A Preferred Stock

The shares of Series A Preferred Stock are not insured deposits and will not be insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries.

The Series A Preferred Stock are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. The Series A Preferred Stock will be obligations of Business First Bancshares, Inc. only and will not be obligations of, or guaranteed by, any of our subsidiaries, including b1BANK.

The Series A Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of the Series A Preferred Stock will be equity interests in the Company and will not constitute indebtedness. This means that the Series A Preferred Stock will rank junior to all existing and future secured and unsecured indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of June 30, 2022, our total liabilities, including deposits, subordinated debt and accrued interest, were approximately $5.1 billion, and we may incur additional indebtedness in the future. Our future indebtedness may restrict payment of dividends on the Series A Preferred Stock. In addition, holders of the Series A Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

As a result, holders of the Series A Preferred Stock may not be fully repaid, if at all, in the event of our bankruptcy, liquidation or reorganization.

The Series A Preferred Stock will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Series A Preferred Stock would have any claims to those assets.

The Series A Preferred Stock will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of b1BANK, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Series A Preferred Stock would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Series A Preferred Stock.

Dividends on the Series A Preferred Stock will not be cumulative or mandatory, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If our board of directors, or a duly authorized committee thereof, does not authorize and declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors, or a duly authorized committee thereof, declares a dividend on the Series A Preferred Stock or any other class or series of our capital stock for any future dividend period. Our board of directors may not authorize and declare a dividend even if we have the financial wherewithal to pay such dividend on the Series A Preferred Stock for such dividend period.

In addition, if and to the extent payment of dividends on the Series A Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of our Series A Preferred Stock will not be entitled to receive any dividend for that dividend period.

Under the Federal Reserve’s current capital rules and policies applicable to us and b1BANK, we may pay dividends on the Series A Preferred Stock only out of our net income, retained earnings or surplus related to other additional Tier 1 capital instruments. Generally, Federal Reserve policy states that dividends should be paid only from current earnings, absent prior non-objection from the Federal Reserve. In addition, the Federal Reserve’s capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or “CET1,” capital. If our capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Series A Preferred Stock) based on the amount of the shortfall and the amount of our “eligible retained income.” As of June 30, 2022, the Company’s Tier 1 capital ratio of 8.23% did not satisfy the capital conservation buffer under the Federal Reserve’s capital rules. As a result, until the Company’s Tier 1 capital ratio exceeds 8.50%, and thereby exceeds the capital conservation buffer, the Company’s distributions to shareholders in a quarter, including dividends on the Series A Preferred Stock, together with any stock repurchases and discretionary bonus payments, will be limited to 60% of the Company’s eligible retained income.

The Series A Preferred Stock do not contain any limitations on our ability to incur additional indebtedness or additional preferred stock on parity with the Series A Preferred Stock.

Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness under the Series A Preferred Stock. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Series A Preferred Stock could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from issuing additional Series A Preferred Stock, or other preferred stock ranking in parity with the Series A Preferred Stock. The issuance of additional securities ranking on parity with the Series A Preferred Stock could reduce the amount repaid in respect of each share of Series A Preferred Stock in the event of our bankruptcy, reorganization or liquidation.

In addition, there are no financial covenants governing the Series A Preferred Stock. You are not protected under the terms of the Series A Preferred Stock in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Payments on the Series A Preferred Stock will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company and we conduct substantially all of our operations through subsidiaries, including b1BANK. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments of dividends on the Series A Preferred Stock to the extent declared by our board of directors. Accordingly, our ability to make payments of dividends on the Series A Preferred Stock, to the extent declared by our board of directors, will depend on our future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from b1BANK and required capital levels with respect to b1BANK and financial, business and other factors, many of which are beyond our control, will also affect our ability to pay any dividends on the Series A Preferred Stock.

In addition, there are various legal limitations on the extent to which b1BANK and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise).   Capital adequacy requirements serve to limit the amount of dividends that may be paid by b1BANK.  Under the Federal Deposit Insurance Act, an insured depository institution such as b1BANK is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring b1BANK to maintain a higher level of capital than would otherwise be required in order to be adequately capitalized for regulatory purposes.  Payment of dividends by b1BANK also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.  The capital conservation buffer created under the Basel III capital rules could also have the effect of limiting the payment of capital distributions from b1BANK. As of June 30, 2022, the Company’s Tier 1 capital ratio of 8.23% did not satisfy the capital conservation buffer under the Federal Reserve’s capital rules. As a result, until the Company’s Tier 1 capital ratio exceeds 8.50%, and thereby exceeds the capital conservation buffer, the Company’s distributions to shareholders in a quarter, including dividends on the Series A Preferred Stock, together with any stock repurchases and discretionary bonus payments, will be limited to 60% of the Company’s eligible retained income. Further, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flow of our subsidiaries necessary to fund the payment of dividends on the Series A Preferred Stock.

You should not expect us to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

Subject to the prior approval of the Federal Reserve, we may redeem the Series A Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after the fifth anniversary of the issuance of the Series A Preferred Stock, at a redemption price equal to the stated amount of $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.

The Series A Preferred Stock is a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed by us at our option with the prior approval of the Federal Reserve or any successor appropriate federal banking agency, (i) either in whole or in part, from time to time, on any dividend payment date on or after the fifth anniversary of the issuance of the Series A Preferred Stock, or (ii) in whole but not in part, at any time within 90 days following a determination that the Series A Preferred Stock no longer qualifies as Tier 1 capital. Any redemption of the Series A Preferred Stock will be made at our discretion. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve. In addition, under Federal Reserve capital rules and regulations, before we can redeem the Series A Preferred Stock, or immediately thereafter, we must either replace the Series A Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 Capital instruments, or demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk. We cannot assure you that the Federal Reserve will approve any redemption of the Series A Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Series A Preferred Stock without replacing it with securities that qualify as common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. In such case, under such current rules and regulations, we must demonstrate that we will continue to hold capital commensurate with our risk to the satisfaction of the Federal Reserve. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series A Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

Holders of the Series A Preferred Stock will have limited voting rights.

Holders of the Series A Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Series A Preferred Stock will have voting rights only (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) with respect to certain material adverse changes in the terms of the Series A Preferred Stock, (iii) in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions or (iv) as otherwise required by applicable law.

Additional offerings of debt, which would be senior to the Series A Preferred Stock upon liquidation, or equity securities may adversely affect the market price of the depositary shares.

We may attempt to increase our capital resources in the future or, if regulatory capital ratios fall below the required minimums, we could be asked or forced by our banking regulators to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock, securities convertible into preferred stock or common stock, and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of the Series A Preferred Stock.

An active trading market for the Series A Preferred Stock is not likely to develop.

The Series A Preferred Stock constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for quotation of the Series A Preferred Stock in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Series A Preferred Stock will develop, the ability of holders of the Series A Preferred Stock to sell their Series A Preferred Stock or the prices at which holders may be able to sell their Series A Preferred Stock. You should also be aware that there may be a limited number of buyers when you decide to sell your Series A Preferred Stock. This may affect the price you receive for your Series A Preferred Stock or your ability to sell your Series A Preferred Stock at all.

Investors in the Series A Preferred Stock may not be able to sell the Series A Preferred Stock at all or may not be able to sell the Series A Preferred Stock at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

If we elect to redeem all or any portion of the Series A Preferred Stock, you may be subject to reinvestment risk.

On or after the fifth anniversary of the issuance of the Series A Preferred Stock we may, at our option, redeem the Series A Preferred Stock in whole or in part. In addition, we may also redeem the Series A Preferred Stock prior to the fifth anniversary of the issuance of the Series A Preferred Stock, at our option, upon the occurrence of certain regulatory capital events as described in the Series A Preferred Stock. The redemption price for any redemption is equal to the stated amount of $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. Any redemption of the Series A Preferred Stock will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Series A Preferred Stock.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the liquidation date. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts.

The amount of interest payable on the Series A Preferred Stock will vary after August 31, 2027.

Under the terms of the Series A Preferred Stock, the dividend rate on the Series A Preferred Stock will vary after August 31, 2027. Dividends on the Series A Preferred Stock, to the extent declared by our board of directors, during the floating-rate interest period is expected to be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on the Secured Overnight Financing Rate (“SOFR”). Investors should not rely on indicative or historical data concerning SOFR.

SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. The Federal Reserve states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

The Federal Reserve started publishing SOFR in April 2018. the Federal Reserve has also started publishing historical indicative SOFR dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data.

Changes in SOFR could adversely affect holders of the Series A Preferred Stock.

Because SOFR is published by the Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Series A Preferred Stock. If the manner in which SOFR is calculated is changed, it could adversely affect the return on, value of and market for the Series A Preferred Stock.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Federal Reserve and the Federal Reserve announced SOFR as its recommended alternative to LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the Series A Preferred Stock.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the Series A Preferred Stock.

The dividends payable on the Series A Preferred Stock during the floating-rate interest period, to the extent declared by our board of directors, may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Series A Preferred Stock, the dividend rate on the Series A Preferred Stock during the floating-rate interest period is expected to be Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. There is no assurance that Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be a reliable index at the commencement of the floating rate period for the Series A Preferred Stock. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the interest on the Series A Preferred Stock during the floating-rate interest period. If, at the commencement of the floating rate period for the Series A Preferred Stock, the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions established in the Series A Preferred Stock will be used to determine the interest on the Series A Preferred Stock during the floating-rate interest period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Series A Preferred Stock, we, or our designee, are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest on Series A Preferred Stock during the floating-rate interest period, which are defined in the terms of the Series A Preferred Stock as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine the manner and timing for determination of the applicable Three-Month Term SOFR during the floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the interest on the Series A Preferred Stock during the floating-rate interest period.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Series A Preferred Stock, if we, or our designee, determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest on Series A Preferred Stock during the floating-rate interest period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Series A Preferred Stock.

Under the benchmark transition provisions of the Series A Preferred Stock, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc., otherwise referred to herein as ISDA, or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the Series A Preferred Stock as “Benchmark Replacement Conforming Changes,” with respect to the determination of interest on the Series A Preferred Stock during the floating-rate interest period. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to interest on the Series A Preferred Stock during the floating-rate interest period. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of and market for the Series A Preferred Stock.

Under the terms of the Series A Preferred Stock, we may make certain determinations, decisions and elections with respect to the Benchmark during the Floating Rate Period, or we may designate that another party, which may be an affiliate, has such authority to make such determinations, decisions and elections. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest that accrues on the Series A Preferred Stock during any interest period in the Floating Rate Period. For example, if we determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then we will determine, among other things, the Benchmark Replacement Conforming Changes. Any exercise of discretion by us under the terms of the Series A Preferred Stock, including any discretion exercised by us or by an affiliate acting as our designee, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as our designee may have economic interests that are adverse to the interest of the holders of the Series A Preferred Stock, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Series A Preferred Stock. All determinations, decisions or elections by us, or by us or an affiliate acting as our designee, under the terms of the Series A Preferred Stock will be conclusive and binding absent manifest error.